Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS SECOND QUARTER 2012 RESULTS

~ Rental Income Increased 6.8% Over the Second Quarter 2011 ~
~ Extends and Increases Credit Line and Reduces Interest Rate ~

GREAT NECK, New York, August 8, 2012 — One Liberty Properties, Inc. (NYSE: OLP), an owner of a geographically diversified portfolio of retail, industrial, office and other properties in the United States, primarily under long term leases, today announced operating results for the quarter ended June 30, 2012.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated, “During the quarter, the Company continued to execute on its strategy of identifying and completing accretive investments in its effort to maximize value for stockholders. Our network of relationships continues to produce a steady stream of investment opportunities, and we completed approximately $14.3 million of attractive investments year-to-date.  We also agreed to sell an asset that will produce a gain for financial reporting purposes of about $15 million, which together with other property sales completed during the quarter, will generate approximately $17.9 million of net proceeds.  With the additional capacity on our recently expanded line of credit and available cash, we expect to increase our momentum through the balance of the year.”

Operating Results:

Rental income for the second quarter of 2012 increased 6.8% to $11.71 million compared to $10.96 million for the second quarter of 2011.  The increase is attributable primarily to rental income earned from the twelve properties acquired beginning March 2011.

Total operating expenses for the second quarter of 2012 were $5.18 million compared to $4.87 million for the second quarter in the prior year.

Net income for the second quarter of 2012 increased by approximately 11.9% to $5.75 million ($0.39 per diluted share), compared to $5.14 million ($0.35 per diluted share) for the second quarter in the prior year.  The increase included the impact of a $2.21 million ($0.15 per diluted share) net gain on two property sales in June 2012 compared to a $932,000 ($0.06 per diluted share) gain on a property sale in the second quarter of 2011. The comparable period in 2011 also included a $1.24 million ($0.085 per diluted share) gain on settlement of debt at a discount.

Income from continuing operations was $3.5 million, or $0.24 per diluted share, compared to $4.08 million, or $0.28 per diluted share, in the second quarter of 2011. Included in the prior period results is the gain on settlement of debt at a discount noted above.  Income from discontinued operations was $2.26 million, or $0.15 per diluted share, compared to $1.06 million, or $0.07 per diluted share, in the second quarter of 2011. Income from discontinued operations included the gains on dispositions in the second quarter of each period, as noted above.

Funds from Operations:

Funds from Operations (“FFO”) was $6.3 million in the second quarter of 2012 compared to $6.7 million in the second quarter of 2011. FFO per diluted share was $0.42 in the second quarter of 2012 compared to $0.46 in the same period in 2011.  The comparison of FFO per diluted share quarter versus quarter was impacted due to the inclusion, in the 2011 period, of $1.24 million ($0.085 per diluted share) gain on the settlement of debt at a discount.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included later in this release.

Acquisitions and Dispositions:

During the second quarter of 2012, the Company acquired two properties for an aggregate of approximately $4.54 million and sold two properties for net proceeds of $7.05 million, and a net gain of $2.21 million.

In July 2012, the Company agreed to sell a property located in New York City for $18.25 million (including the pre-payment or assumption of the existing first mortgage in the approximate amount of $6.9 million and subject to increase upon the occurrence of specified events).  We anticipate that this sale will be completed by the end of the third quarter 2012 and estimate that the sale will result in a gain for financial statement purposes of approximately $15 million.

Balance Sheet:

The Company, at June 30, 2012, had $15.4 million of cash and cash equivalents, total assets of $472 million, total debt of $236.3 million and total equity of $220 million.

Expansion and Extension of Credit Facility:

Effective as of July 31, 2012, the Company amended its revolving credit facility to, among other things, reduce the interest rate floor from 5.5% to 4.75%, increase permitted borrowings from $55 million to $75 million, subject to compliance with the borrowing base, and extend the expiration of the facility by two years to March 31, 2015.

Dividend:

On July 6, 2012 the Company paid a quarterly cash dividend of $0.33 per share to stockholders of record as of June 26, 2012.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO to be an important supplemental measure of One Liberty’s operating performance. One Liberty believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. Management believes FFO is of interest to securities analysts, investors and other interested parties and may not be comparable to similarly titled measures as reported by others.

Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio of retail, industrial, office and other properties under long term leases. Nearly all of the Company’s leases are “net leases”, under which the tenant is responsible for real estate taxes, insurance and ordinary maintenance and repairs.

For additional information on the Company’s operations, activities and properties, please visit One Liberty’s website at www.1liberty.com.

Contact:
One Liberty Properties
Investor Relations
Phone: (516) 466-3100
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Rental income, net - Note 1	$11,707	$10,964	$23,072	$21,790

Operating expenses:
Depreciation and amortization	2,507	2,254	4,948	4,510
General and administrative	1,796	1,903	3,686	3,502
Real estate acquisition costs	123	18	166	45
Real estate expenses	679	615	1,306	1,159
Leasehold rent	77	77	154	154
Total operating expenses	5,182	4,867	10,260	9,370

Operating income	6,525	6,097	12,812	12,420

Other income and expenses:
Equity in net earnings of unconsolidated joint ventures	384	105	453	135
Gain on settlement of debt	-	1,240	-	1,240
Other income	209	40	224	53
Interest:
Expense	(3,430)	(3,224)	(6,738)	(6,755)
Amortization of deferred financing costs	(192)	(174)	(381)	(479)
Gain on sale of real estate	-	-	319	-

Income from continuing operations	3,496	4,084	6,689	6,614

Income from discontinued operations	53	126	85	328
Net gain on sale	2,205	932	2,205	932
Income from discontinued operations - Note 2	2,258	1,058	2,290	1,260

Net income	5,754	5,142	8,979	7,874
Less net income attributable to non-controlling interest	(4)	-	(7)	-

Net income attributable to One Liberty Properties, Inc.	$5,750	$5,142	$8,972	$7,874

Per common share attributable to common stockholders- diluted:
Income from continuing operations	$0.24	$0.28	$0.44	$0.48
Income from discontinued operations	0.15	0.07	0.16	0.09
	$0.39	$0.35	$0.60	$0.57

Funds from operations - Note 3	$6,296	$6,651	$11,865	$11,829

Funds from operations per common share-diluted - Note 4	$0.42	$0.46	$0.80	$0.86

Weighted average number of common and
unvested restricted shares outstanding:
Basic	14,787	14,426	14,749	13,775
Diluted	14,887	14,526	14,849	13,826

Note 1 - Rental income includes straight line rent accruals and amortization of lease intangibles of $288 and $666 for the three and six months ended June 30, 2012 and $326 and $634 for the three and six months ended June 30, 2011, respectively.

Note 2 - Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $1 and $1for the three and six months ended June 30, 2012 and $(1) and $(2) for the three and six months ended June 30, 2011, respectively.

ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Note 3
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$5,750	$5,142	$8,972	$7,874
Add: depreciation of properties	2,535	2,326	5,026	4,675
Add: our share of depreciation in unconsolidated joint ventures	161	97	302	176
Add: amortization of capitalized leasing expenses	32	18	50	36
Add: our share of amortization of capitalized leasing expenses
in unconsolidated joint ventures	22	-	38	-
Deduct: net gain on sales of real estate	(2,204)	(932)	(2,523)	(932)
Funds from operations	$6,296	$6,651	$11,865	$11,829

Note 4
Funds from operations per common share is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$0.39	$0.35	$0.60	$0.57
Add: depreciation of properties	0.17	0.16	0.34	0.34
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.01	0.02	0.01
Add: amortization of capitalized leasing expenses	-	-	0.01	-
Add: our share of amortization of capitalized leasing expenses
in unconsolidated joint ventures	-	-	-	-
Deduct: net gain on sales of real estate	(0.15)	(0.06)	(0.17)	(0.06)
Funds from operations per common share-diluted	$0.42	$0.46	$0.80	$0.86

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	June 30,	December 31,
	2012	2011
ASSETS
Real estate investments, net	$402,256	$393,514
Property contributed to joint venture	-	11,842
Properties held for sale (including related assets of $88 and $378)	2,732	7,718
Investment in unconsolidated joint ventures	17,334	5,093
Cash and cash equivalents	15,353	12,668
Unbilled rent receivable	13,094	12,426
Unamortized intangible lease assets	14,563	11,779
Other assets	6,629	5,696
Total assets	$471,961	$460,736

LIABILITIES AND EQUITY
Liabilities:
Mortgages and loan payable	$209,807	$198,879
Mortgages payable - property held for sale	6,923	6,970
Line of credit	19,600	20,000
Unamortized intangible lease liabilities	4,955	5,166
Other liabilities	10,638	10,774
Total liabilities	251,923	241,789

Total One Liberty Properties, Inc. stockholders' equity	219,566	218,285
Non-controlling interests in joint ventures	472	662
Total equity	220,038	218,947
Total liabilities and equity	$471,961	$460,736